Exhibit 10.3

EXCLUSIVE GLOBAL LEASING AND MANAGEMENT AGREEMENT (NON- CONTRACTED) BY AND BETWEEN CENTRO NP AND CENTRO SUPER MANAGEMENT JOINT VENTURE 2, LLC

THIS AGREEMENT, made as of this 28th day of March, 2008, and effective as of April 20, 2007, by and between Centro NP LLC, a Maryland limited liability company, with offices at 420 Lexington Avenue, New York, New York, 10170 (“Centro NP”), and Centro Super Management Joint Venture 2, LLC, a Delaware limited liability company, with offices at 420 Lexington Avenue, New York, New York, 10170 (hereinafter called “Manager”).

W I T N E S S E T H:

WHEREAS, Centro NP, directly or indirectly through one or more subsidiaries, is now or hereafter shall become the owner of fee interests and ground lease interests in certain parcels of land (hereinafter called, collectively, “Premises”), on which exist the shopping centers indicated on Schedule A (hereinafter called, collectively, “Projects”);

WHEREAS, Centro NP desires that the Manager act on behalf of itself and the owner of each of the Projects (Centro NP and such subsidiary owners collectively, hereinafter called, “Owner”) to provide herein for the leasing, operation and maintenance of the Projects, and provide management services to Owner; and

NOW THEREFORE, in consideration of the mutual promises hereafter contained, and of the sum of ONE DOLLAR ($1.00), by each to the other in hand paid, the receipt hereof is hereby acknowledged, the parties hereto, intending to be legally bound, covenant and agree with each other as following:

1.             Employment.

Owner hereby employs Manager as its sole and exclusive agent to perform the professional and other services described in and required by this Agreement to be performed by Manager with respect to the Projects, and Manager undertakes said employment as the exclusive manager for Owner and on all other terms, conditions, provisions and qualifications set forth in this Agreement.

2.             Services.

The services to be performed from time to time by Manager, with proceeds from the operation of the Projects or funds provided by Owner, hereunder shall include all acts necessary for the leasing, operation, management, maintenance and supervision of the Projects in accordance with sound commercial management practices including, inter alia, the following:

(a)                                  To use due diligence in the exercise of the powers conferred and duties assumed hereunder in the operation, management, supervision and maintenance of the Projects in a manner reasonably calculated to assure that the Projects shall at all times be properly tenanted and operated, managed and maintained at high standards, and with efficiency and economy consistent with high-quality operating practices.

(b)                                 To lease (investigate tenants, negotiate and prepare leases) commercial space in the Projects to such tenants and upon such terms as may be approved by Owner.  Owner agrees to forward to Manager all inquiries received relating to services performed by Manager.

(c)                                  To negotiate with tenants for the extension, renewal, modification, amendment or termination of existing leases and to prepare and present to Owner such agreements upon such terms as may be approved by Owner.

(d)                                 To calculate, prepare and send bills and collect all fixed rents, percentage rents (consistent with the law governing real estate investment trust with the intent that all rents shall qualify as “rents from real property” within the meaning of Section 856 of the Internal Revenue Code) and other sums, whether payable as additional rent or otherwise, payable (1) by tenants under their respective leases and other agreements and (2) by other parties under license, service and other agreements, and to obtain and review statements of sales furnished by tenants to support their payments of percentage rentals, and to remit the net amounts thereof to Owner.

(e)                                  To enforce the performance by the various tenants of all requirements of their respective leases and the observance of all rules and regulations of the Projects, by all reasonable means including, but not limited to, the commencement or prosecution of legal proceedings and to sign and serve in Owner’s name such notices as deemed needful or required by Owner.

(f)                                    To cause the Projects to be maintained in good operating condition and repair, and to supervise the maintenance and operation thereof, and to do all acts or things, in its own name as Manager for Owner, to hire such persons, firms or corporations including, without limitation, a commercial property manager or supervisor and public relations, security and maintenance personnel or firms, to purchase or lease such equipment and supplies at reasonable rates and costs prevailing in the industry as may be necessary or desirable to accomplish such purposes.

(g)                                 To keep books and records with respect to all of the services performed or purchases, leases, etc., made by Owner and at Owner’s direction or request and to provide accounting services, including such services as relate to the preparation of tax returns and annual reports.

(h)                                 To advise Owner of the due dates of real estate and other similar taxes and special assessments of which Manager has knowledge, mortgage payments and other like items and to make payment thereof out of Owner’s funds to the extent that Owner’s funds held by Manager are sufficient therefore subject to Owner’s approval.

(i)                                     To advise Owner as to insurance coverage for the Projects, and to procure such insurance coverage thereon as approved by Owner.

(j)                                     With Owner’s approval, to represent Owner at meetings and activities of any Merchants’ Association formed for tenants of the Projects and collect dues or other amounts therefore to the extent they are payable to Owner.

(k)                                  To deal with all co-operating and participating real estate brokers.

(l)                                     To hereafter deposit promptly all funds collected from the operation of the Projects or in any way incidental thereto into designated bank accounts of the Owner.  Manager may endorse any and all checks drawn to the order of Owner for deposit in such bank accounts.  Interest on any such account shall accrue to Owner.

(m)                               To comply with the requirements of all laws pertaining to the employment of its employees engaged in the operation and management of the Projects, including, but not limited to, wage taxes and wage and hour regulations.

(n)                                 To select, employ at reasonable wages, supervise, direct and discharge all employees and independent contractors as shall be required for the operation and management of the Projects and to use reasonable care in the selection of such employees and independent contractors.  All persons employed to perform such services shall at all times be deemed to be employees of Manager or independent contractors.

(o)                                 Manager shall contract for electricity, gas, fuel, water, telephone, window cleaning, rubbish hauling and other services and utilities or such of them as shall be necessary or appropriate for the proper operation and maintenance of the Projects.

(p)                                 When deemed necessary by Manager, the commencement and/or prosecution of legal proceedings for the enforcement of tenant obligations, for the payment of rent or other sums due Owner, or for any other purpose consistent with this Agreement and approved by Owner.

(q)                                 With Owner’s prior consent (such consent to be given by budget approval), making, supervising, or paying the cost of any alterations, improvements or changes to the Projects.

(r)                                    With Owner’s consent (such consent to be given by budget approval), payment of any of the following items:

(i)            Real estate taxes and assessments;

(ii)           Mortgage interest or amortization;

(iii)          Insurance premiums for Owner’s insurance;

(iv)          Charges incurred for legal or accounting services;

(v)           Utility charges; and

(vi)          Cost of labor, material or goods for the management, maintenance or repair of the Projects or any alterations, improvements or changes thereto.

(s)                                  To prepare an annual budget and a business plan for the Projects.  Such budget and business plan shall be submitted to the Owner for its review and approval.

(t)                                    To meet with Owner on a quarterly basis for review of the status of the budget and business plan.

(u)                                 If applicable, to prepare an annual promotion and advertising plan for Owner’s review and approval.

(v)                                 To make examinations or audits of books of tenants.

(w)                               To perform any accounting or bookkeeping services with respect to payment of Owner’s bills or commitments or disbursements of Owner’s funds or preparation of financial statements or tax returns for Owner.

(x)                                  To supervise and manage construction items.

(y)                                 To generally do such acts and things as may be necessary or reasonably appropriate to carry out the obligations of Owner under the leases with tenants of the Projects (consistent with the law governing real estate investment trust under Section 856 et seq. of the Internal Revenue Code) and for the proper management and operation of the Projects.

3.                                       Manager’s Authority to Contract.

Manager is hereby authorized to enter into contracts in the name of Owner in amounts up to FIVE THOUSAND DOLLARS ($5,000.00) for any ONE (1) job for changes, repairs, alterations, improvements or replacements in, to, or upon each Project, in addition to such contracts as may be entered into by Manager in the ordinary course of the performance by Manager of its duties hereinabove described pursuant to budgets approved in advance by Owner.  Said additional authorization shall extend only to such changes, repairs, alterations, improvements or replacements as shall be reasonably necessary for the preservation of the health or safety of persons or property.

4.             Term and Termination.

The term of this Agreement shall commence on the date hereof (“Commencement Date”) and shall extend until canceled by Owner as to any specified Projects (or as to all Projects); provided, however, that once this Agreement is cancelled as to any individual Project, the entire Agreement is cancelled as to that specified Project or Projects (i.e., this Agreement may not be terminated in part as to any specified Project).

5.                                       Compensation.

(a)                                  Owner shall reimburse Manager for all direct and indirect costs and expenses incurred by the Manager in carrying out the duties imposed on the Manager by the terms of this Agreement, including, without limitation, based upon a reasonable allocation of such costs made by the Manager, of the cost of Manager’s overhead and non-specific costs that otherwise can not be allocated to the Projects, professional fees (including legal, audit, advisory, directors’, management executive service, and similar fees) corporate insurance expense (including, without limitation, directors’ and officers’ insurance) and other expenses of a similar nature (collectively, “Costs and Expenses”).  Subject in all respects to the Deferral and Subordination of Compensation provision set forth in Section 6 hereof, such Costs and Expenses shall be payable monthly based on the costs estimated to be reimbursed by Owner to Manager over a twelve (12) month period with a reconciliation done at the end of each calendar year.  The compensation payable to the Manager over and above Costs and Expenses shall be equal to an annual fee of four and one half percent (4.5%) of the gross revenues (rentals as collected) (the “Management Fee”).

(b)                                 Subject in all respects to the Deferral and Subordination of Compensation provision set forth in Section 6 hereof, for each new lease entered into for a Project, the Company shall pay the Manager a leasing commission (the “Leasing Commission”), in an amount equal to the sum of the following:

(i)              Six percent (6%) of the fixed annual minimum rent for years one (1) through five (5) of the Initial Term (as hereinafter defined) of such lease, plus

(ii)             Three and one-half percent (3.5%) of the fixed annual minimum rent for years six (6) through ten (10) of the Initial Term of such lease (if applicable), plus

(iii)            Two and one-half percent (2.5%) of the fixed annual minimum rent for each year beyond the eleventh (11th) year of the Initial Term of such lease (if applicable).

6.                                       Deferral and Subordination of Compensation.

(a)                                  Notwithstanding anything to the contrary in Section 5 hereof, no portion of any Management Fee or Leasing Commission shall be due and payable to Manager until such time as the Senior Indebtedness is Paid-in-Full (as such terms are defined below) unless otherwise agreed to in writing by the holders of the Senior Indebtedness, the obligation of Owner to pay such amounts being deferred without cost or penalty.

(b)                                 This Agreement and any and all rights, interests and liens (whether choate or inchoate) owed, claimed or held by Manager in and to the Projects (other than reimbursement of Costs and Expenses), are and shall be in all respects subordinate and inferior to the rights, interests and liens created, or to be created, for the benefit of the lenders under (a) the Amended and Restated Revolving Credit Agreement, dated July 31, 2007, by and among Centro NP LLC, the lenders party thereto, and Bank of America, N.A., as agent for the lenders and (b) the Amended and Restated Loan Agreement, dated August 1, 2007, by and among Super LLC, CPT Manager Limited, as responsible entity of the Centro Property Trust, and Centro Properties Limited, the lenders party thereto, and JPMorgan Chase Bank, N.A., as agent for the lenders (such indebtedness, as the same may be amended, modified, renewed, restructured or refinanced, being hereinafter collectively referred to as “Senior Indebtedness”).

(c)                                  Other than for reimbursement of Costs and Expenses, so long as the terms of the Senior Indebtedness do not permit any such payment (which payment has not been permitted as of the date hereof), no payment of any kind or character whatsoever (including cash, securities or other property) shall be made by or on behalf of Owner or any other person or entity on its behalf with respect to this Agreement unless and until the Senior Indebtedness has been Paid-in-Full.  “Paid-in-Full” means, with respect to the Senior Indebtedness, the payment-in full in cash of all Senior Indebtedness and the termination of all commitments related thereto.  If any payment of any kind or character whatsoever in respect of this Agreement shall (despite these subordination provisions) be made by Owner or any person or entity on its behalf to or for the benefit of Manager in violation of the foregoing sentence, such payment shall be held in trust by Manager or its recipient for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (or their representatives) as directed by the lenders holding Senior Indebtedness.

7.                                       Payment From Rentals.

Subject to Section 6 hereof, from the rentals and other sums received pursuant to leases of portions of the Projects, Owner shall, to the extent consistent with the approved budget, and as set forth in an accounting delivered to Owner from Manager:

(a)                                  Reimburse Manager monthly for all costs or monies advanced by Manager for Owner pursuant hereto;

(b)                                 Make any payments pursuant to Section 2 hereof; and

(c)                                  Pay all amounts contracted for Manager in its name or in the name of Owner which are the obligations of Owner pursuant hereto.  Owner shall promptly from time to time and no later than the EIGHTEENTH (18) BUSINESS DAY of each month remit to Manager all amounts due to the Manager under this Agreement for the month prior to such date.

(d)                                 Any expenditures by Manager in excess of the amounts set forth in the approved budget shall require approval of the Owner.

8.                                       Indemnification and Insurance.

Except for acts of gross negligence or willful misconduct on the part of Manager, Owner shall indemnify Manager from claims, losses, expenses and liabilities arising out of damage to property (including loss of use thereof), or injury to or death of persons (including the Projects and persons of the parties hereto and their agents, servants, employees and contractors), arising out of or occasioned by or in connection with the existence, use or condition of the Projects, and all reasonable costs, fees and attorney’s expenses in connection therewith.  Except as set forth in the previous sentence, Owner shall promptly and diligently, at Owner’s expense, defend against any claim, demand, action or proceeding commenced against Manager, or against it and Owner, jointly or severally arising out of or in connection with the Projects.  The indemnification hereunder shall survive termination of this Agreement for those circumstances occurring prior to said termination for one year.

Except for acts of gross negligence or willful misconduct on the part of Owner, Manager shall indemnify Owner from claims, losses, expenses and liabilities arising out of damage to property (including loss of use thereof), or injury to or death of persons (including the Projects and persons of the parties hereto and their agents, servants, employees and contractors), arising out of or occasioned by or in connection with the services provided by Manager hereunder, and all reasonable costs, fees and attorney’s expenses in connection therewith.  Except as set forth in the previous sentence, Manager shall promptly and diligently, at Manager’s expense, defend against any claim, demand, action or proceeding commenced against Owner, or against it and Manager, jointly or severally arising out of or in connection with the Manager’s duties under this Agreement.  The indemnification hereunder shall survive termination of this Agreement for those circumstances occurring prior to said termination for one year.

It is further agreed that each of Manager and Owner, upon request, will provide evidence to the other of insurance coverage in the form of Certificates of Insurance.

9.             Notices.

All notices by either party to the other hereunder shall be served by certified or registered mail, postage prepaid or hand carried, addressed to such party at the address as such party may designate from time to time by written notice in accordance herewith.

10.           Representative.

Owner hereby designates Michael Carroll as its authorized representative and hereby authorizes them to approve (or disapprove, as the case may be) proposals submitted by Manager pursuant to this Agreement and to execute in the name of Owner any and all documents to be executed by Owner to enable Manager to carry out its duties hereunder.  In the event of a change as to the authorized representative, Owner shall within TEN (10) DAYS advise Manager of the appointment of the successor or successors by notice in accordance herewith.

11.                                 Interpretation.

The captions set forth herein are for convenience only and shall not govern the meaning of any terms of this Agreement.  This Agreement sets forth the entire agreement between the parties, and no amendment or alteration hereof or change hereto shall be binding unless same shall be in writing and signed by both of the parties hereto.

12.                                 Additional Provisions.

(a)                                  Manager shall promptly notify Owner of any damage or destruction to the Premises or the occasion of any event which may lead to claims being brought against Owner or Manager.

(b)                                 Owner shall designate the accountant and legal counsel whom Manager shall use in connection with the performance of its services under this Agreement.

(c)                                  Owner shall receive credit for all rebates, commissions, discounts and allowances so that all expenses charged Owner shall be net.

(d)                                 All leases shall limit liability of Owner to the Projects and contain such other provisions as are required by Owner.  Owner shall receive one original lease for each lease negotiated by Manager.

(e)                                  Upon termination of this Agreement, Manager shall deliver to Owner any and all leases, accounting records, files and other documents relating to the Projects.  Manager shall reasonably cooperate in transitioning the management of the Projects to a new manager.

(f)                                    Those funds collected from tenants to defray overhead and administrative expenses or common costs of operation and maintenance are understood to be funds collected from operation of the Projects, or incidental thereto, and sums received by Manager pursuant to laws of the Projects, are therefore to be deposited to the account of the Owner.

13.                                 This Agreement may not be assigned by Manager without the written consent of Owner.  This Agreement may be assigned by Owner to any affiliate of Owner which acquires a direct or indirect interest in the Projects.

14.                                 This Agreement shall inure to the benefit of and be binding upon the parties hereto and each of their successors, executors, administrators, heirs and assigns.

15.                                 This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

Manager:

Centro Super Management Joint Venture 2, LLC, Delaware limited liability company

By:	/s/ Steven Siegel
Name:	Steven Siegel
Title:	Executive Vice President

Owner:

Centro NP LLC, a Delaware limited liability company

By:	/s/ Steven Siegel
Name:	Steven Siegel
Title:	Executive Vice President